Exhibit 10.1

PONIARD PHARMACEUTICALS, INC.
MANAGEMENT INCENTIVE PLAN
(effective as of January 1, 2009; amended as of February 17, 2010)

SECTION 1 - INTRODUCTION

Plan Objectives

The Poniard Pharmaceuticals, Inc. Management Incentive Plan (the “Plan”) is a cash bonus plan.  The purpose of the Plan is to focus executive management on the achievement of key corporate goals of Poniard Pharmaceuticals, Inc. (the “Company”) and to provide incentive awards for the achievement of such goals.

Effective Date

The Plan is effective for the Plan Year beginning January 1, 2009 and ending December 31, 2009.  A new Plan Year will commence on January 1 of each year thereafter, unless the Board and the Compensation Committee determine otherwise.

SECTION 2 - DEFINITIONS

Unless defined elsewhere in the Plan, certain capitalized terms used in the Plan have the following definitions:

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Compensation Committee” means the Compensation Committee of the Company’s Board.

(c)                                  “Participants” means executives management of the Company, including classes thereof designated by title or position, who are eligible to participate in the Plan as set forth in Section 4 of the Plan.

(d)                                 “Plan Year” means the twelve-month period coinciding with the Company’s annual fiscal year.

SECTION 3 - PLAN ADMINISTRATOR

Subject to the terms of the Plan, the Compensation Committee shall administer the Plan and, with input from the Board, shall (i) determine the corporate goals applicable to a Plan Year, including the relative weighting assigned to each such goal, and (ii) approve incentive payout amounts for a Plan Year.  Except as otherwise provided in the Plan, the Compensation Committee is authorized to make all other determinations under the Plan and to interpret and administer the Plan.  Any determinations of the Compensation Committee shall be final, conclusive and binding on Participants.

SECTION 4 — INCENTIVE AWARDS

Corporate Goals and Maximum Payment Amounts

Each Participant shall be eligible to receive a maximum payout for achievement of corporate goals for a Plan Year equal to the following percentage of annual base salary (as in effect at the end of the applicable Plan Year), which percentage shall be multiplied by 1.5 for the 2010 Plan Year:

Title	Percentage of Annual Base Salary

CEO	50%

President & COO	35%

Other Executives (CFO, CMO, Senior Vice President, Vice President)	20-30%, as designated in each case by the Compensation Committee

The Compensation Committee may adjust the foregoing percentage amounts for Participants, in its sole discretion. If all corporate goals are achieved for a Plan Years, Participants are eligible to receive 100% of their maximum payout amounts and, in the event of extraordinary achievement of goals, amounts in excess of 100% of the maximum payout amounts.  If one or more goals are partially achieved for a Plan Year, partial credit may be given with respect to such goals.  In assessing achievement of corporate goals and related payouts, the Compensation Committee shall have the discretion to take into account additional corporate accomplishments for the applicable Plan Year.  Furthermore, the Compensation Committee, with input from the Board, may, during a Plan Year, make adjustments to the corporate goals established for that Plan Year or to the amounts otherwise payable with respect to a Plan Year as the result of extraordinary, unforeseen or other conditions that either positively or negatively affect the Company’s performance.  The Compensation Committee may determine that no payments shall be made under the Plan for a Plan Year if, in its sole discretion, the overall performance of the Company does not warrant the payment of incentive awards.

In addition, the Compensation Committee may determine for a Plan Year to include achievement of individual goals in the determination of payout amounts under the Plan.

Incentive Award Payments

Unless specifically provided otherwise in a written agreement between the Company and a Participant, a Participant must be employed by the Company during an entire Plan Year to be eligible for a payment under the Plan for such Plan Year.  Notwithstanding the foregoing, individuals who become Participants during a Plan Year may receive pro-rated incentive awards.

Participants who remain employed through an applicable Plan Year (or until the end of a Plan Year in the event of a pro-rated incentive award) will be eligible to receive an incentive payment under the Plan, even if the Participant is not employed by the Company on the date the payment is made.

Payment of incentive amounts under the Plan shall be made as soon as practicable after the end of the applicable Plan Year, provided that such payment shall be made not later than the 15th day of the third calendar month of the calendar year following the end of the applicable Plan Year.

SECTION 5 -GENERAL

No Trust or Fund

The Plan shall be unfunded.  All amounts payable under the Plan shall be paid from the general assets of the Company.  Nothing in the Plan shall require the Company to segregate any monies or other property, or to create any trusts, or to make any special deposits for any amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

Plan Amendment or Termination

The Compensation Committee reserves the right to unilaterally amend, revoke, or terminate this Plan or any portion of it, at any time, for any reason whatsoever, with or without cause or advance notice.

Right of Employment

Nothing in this Agreement alters the “at will” nature of each Participant’s employment.  A Participant or the Company may terminate a Participant’s employment relationship for any reason or for no reason, with or without cause or advance notice.  Furthermore, the Company has no obligation for uniformity of treatment of Participants under the Plan.

Tax Withholding

The Company shall have the right to deduct from all payments under this Plan any federal or state taxes or other payroll withholdings required by law to be withheld with respect to such payments.

Section 409A of the Internal Revenue Code

The Company intends that the Plan and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and any applicable guidance (together, “Code Section 409A”) though the Company makes no representations or warranties to Participants with respect to any tax, economic or legal consequences of the Plan or any payments or other benefits provided hereunder.  To the extent Code Section 409A is applicable to the Plan (and such payments and benefits), the parties intend that the Plan (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  In addition, if a Participant is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under the Plan during the six month period immediately following a Participant’s “separation from service,” as defined under Code Section 409A, shall not be paid to the Participant during such period, but shall be accumulated and paid to the Participant in a lump sum on the first business day after the earlier of the date that is six months following his or her separation from service or his or her death.  Notwithstanding any other provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.  In accordance with the foregoing, the Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent permitted by and necessary to comply with Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A.